Exhibit 10(xv)

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”) is made and entered into between Nucor Corporation, a Delaware corporation, on behalf of itself and its affiliates (collectively “Nucor”), and D. Michael Parrish (“Employee”).

WHEREAS, Employee and Nucor are parties to an Executive Employment Agreement dated as of April 10, 2001 (the “Employment Agreement”);

WHEREAS, Employee and Nucor desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code;

NOW, THEREFORE, in consideration for the promises and mutual agreements contained herein, the parties agree as follows:

1.    The following new paragraph 22 is added to the end of the Employment Agreement effective as of November 5, 2007:

“22.    Compliance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that Nucor determines constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986 would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service, then to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution is payable in a lump sum, Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s separation from service, and (ii) if the payment, distribution or benefit is payable or provided over time, the amount of such non-exempt deferred compensation or benefit that would otherwise be payable or provided during the six-month period immediately following Employee’s separation from service will be accumulated, and Employee’s right to receive payment or distribution of such accumulated amount or benefit will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s separation from service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence.”

2.    Except as expressly or by necessary implication amended hereby, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

/s/ D. Michael Parrish

Date:	November 8, 2007

NUCOR CORPORATION

By:	/s/ Terry S. Lisenby

Its:	Chief Financial Officer, Treasurer and Executive Vice President

Date:	November 21, 2007